Exhibit 99.1

For Immediate Release

        New York, NY—December 18, 2000 – U.S. Wireless Data (USWD) (OTCBB: USWE), the leader in wireless transaction services, today announced that it has entered into an agreement to acquire NXT Corporation, a leading provider of real-time payment data management and network services for the transaction processing industry. This purchase will add approximately 35 million transactions per month to USWD’s operations, making USWD a sizeable player in the credit card transaction industry. The acquisition is subject to the satisfaction of certain conditions, including obtaining certain third party consents.

        NXT has been an industry middleware leader from its inception in 1995, when it teamed up with American Express Company (NYSE:AXP), currently an investor in NXT, to develop innovative transaction networking services that provide merchants with increased efficiencies and lower costs. Since then, NXT has developed interfaces with many merchant systems vendors, substantially increasing its ability to deliver and integrate new services for both merchants and application providers. NXT provides universal translation capabilities for message re-formatting and in-depth reporting which are complementary to USWD’s Synapse(sm) wireless data platform. For the 10 months ended October 31, 2000, NXT had unaudited revenues of approximately $4.5 million. The acquisition will be made for 1,125,000 shares of USWD common stock, subject to adjustments based upon the performance of USWD’s common stock over the twenty-four month period following the closing. In addition, USWD has agreed to retire approximately $1.7 million of NXT’s debt shortly after the closing.

        “The combination of U.S. Wireless Data, NXT Corporation, and our recently acquired CellGate Technologies creates a very powerful triumvirate in the transaction processing arena,” said Dean M. Leavitt, chairman and CEO of U.S. Wireless Data. “We expect this acquisition to greatly accelerate our move into both the fixed wireless point-of-sale and wireless ATM markets. NXT substantially strengthens our technical offerings in terms of connectivity to processors and scalability, as well as the addition of NXT’s excellent technical team. Additionally, we will have the ability to add significant value to the services currently provided to NXT customers. This is clearly a win-win for both companies, and gives us a solid foundation for the acceleration of our business plan.”

        Steve Squeri, president of Establishment Services for the United States and Canada at American Express, added, “This unique combination of technology will allow American Express to truly tailor our services to the needs of each individual client. Whether the client needs mobility, customized reports, specialized application software, or a range of other wireless as well as wired capabilities, we will be able to work with U.S. Wireless Data to provide a solution.”

        NXT president Jim Margolis provided some further background on the combined business. “NXT has built a network that supports approximately 35 million payment transactions per month from tens of thousands of merchant locations ranging from small retailers to national restaurants, hotel chains and e-businesses. We have developed a variety of new services for both merchants and application providers, including an Internet transaction gateway, enhanced dial networking, proprietary loyalty and stored-value/gift cards programs, and AmexDirect. We believe that our products and technology will be extremely complementary to the services provided by U.S. Wireless Data and CellGate. The most exciting prospect is the end to end value that we will be able to add by combining these service offerings in a comprehensive package to the entire industry.”

About U.S. Wireless Data, Inc.
        U.S. Wireless Data, Inc. (www.uswirelessdata.com) develops and markets proprietary technology that brings together three large and rapidly growing industries–transaction processing, wireless data transport and the Internet–to enable wireless payment processing. The Company’s Synapse(sm) platform provides a gateway among all of the parties within a wireless point-of-sale (POS) transaction. This enables businesses that require mobility (i.e., not tethered to a telephone line) and/or faster transaction speed to accept wireless point-of-sale payments. By providing a seamless interface among merchants’ POS terminals, wireless carriers and card processors, credit, debit and other card transactions can be processed as fast as cash, without the cost and inconvenience of a telephone line. In addition, Synapse Internet-based tools offer on-line, real-time transaction monitoring, remote diagnostics and automated terminal activation. The Company is headquartered in New York City.

About NXT Corporation
        NXT Corporation (www.nxt.com), a privately owned company founded in 1995, is a leading provider of application delivery and network services for the transaction processing industry. NXT’s nationwide data communications network, applications and transaction processing logic provide merchants with important benefits over traditional systems configurations. Systems and processes at the point of sale (POS) can be simplified; new POS applications can be deployed more quickly, simplifying store operations and speeding time to market; application updates can be quickly and easily deployed; and POS systems can be remotely supported, simplifying store operations and improving customer service. With over 45,000 merchant locations processing approximately 35 million transactions per month through its nationwide network, NXT is committed to helping merchants improve operating efficiency while reducing total operating costs. NXT is headquartered in Bethesda, MD and operates sales offices in Denver, and New York, with network and operations facilities in Bethesda, Greensboro, NC and Phoenix, AZ.

Forward-Looking Statements: Except for historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties. While the management of the Company believes that current expectations reflect reasonable assumptions, actual results could vary materially depending on risks and uncertainties including, but not limited to: success of the Company’s new business plan; market acceptance of the Company’s products; the Company’s requirement for additional capital; the failure to execute definitive agreements with potential strategic alliance partners; technological change; system capacity constraints or system failures; the ability of the Company to develop new distribution channels; or competition. The reports filed by the Company pursuant to United States securities laws contain a detailed discussion of these factors and certain other risks to which the Company is subject. The Company assumes no obligation to update this information. Management of the Company advises the reader to review these reports (which are available from the United States Securities and Exchange Commission’s EDGAR database at http://www.sec.gov and at various other reference facilities in the United States).

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For Additional Information, Contact:

U.S. Wireless Data, Inc
Investor Relations Contact:
William A. Walkowiak, CFA
Lippert/Heilshorn & Associates
(212) 838-3777
william@lhai.com
Press Contact:
Phillippa Perkins
Edelman PR Worldwide
(212) 642-7747
phillippa.perkins@edelman.com

NXT Corporation
Jim Margolis
(301) 664-5260
jmargolis@nxt.com